UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 31, 2009

SMURFIT-STONE CONTAINER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23876	43-1531401
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

150 North Michigan Avenue

Chicago, Illinois  60601

(Address of principal executive offices)

(Zip Code)

(312) 346-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act.

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2009, the United States Bankruptcy Court in Wilmington, Delaware (the “Court”) authorized Smurfit-Stone Container Corporation (the “Company”) to continue its performance-based short-term and long-term incentive plans beginning in 2009 pursuant to the terms and conditions contained in the Court’s order (the “Order”).  On April 28, 2009, the Smurfit-Stone Container Corporation 2009 Management Incentive Plan (the “2009 MIP”) was adopted by the Compensation Committee of the Company’s Board of Directors.

Annual and semi-annual performance targets have been established for the year ending December 31, 2009, including a threshold level of performance below which no award payment will be made, levels of performance at which specified percentages of the target award will be paid, and a maximum level of performance above which no additional award shall be paid.

Consistent with the Order, awards under the 2009 MIP for the named executive officers were based on the measurement of adjusted earnings before interest, taxes, depreciation, amortization and restructuring charges (“DCA Adjusted EBITDAR”).  The 2009 MIP was structured to award 40% of the earned bonus for the semi-annual performance period January 1, 2009 through June 30, 2009.

Pursuant to the Order, the performance targets were based on the Company’s achievement of DCA Adjusted EBITDAR, which is based on the Consolidated EBITDA (as defined in the Amended and Restated Credit Agreement by and among the Company and certain of its affiliates, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent and Canadian collateral agent, and the lenders from time to time party thereto (“the “DIP Credit Agreement”)) budget approved in connection with the DIP Credit Agreement, adjusted to reflect the agreement between the Company and the statutory committee of unsecured creditors.

MIP Awards for the first 2009 semi-annual performance period

For the first semi-annual performance period through June 30, 2009, the Company exceeded the $199 Million DCA Adjusted EBITDAR target.  As a result, each of the named executive officers earned the maximum 175% of his target payout for the first semi-annual performance period.  However, because the amount of the payout for the first semi-annual performance period is capped at 40% of the annual target, the balance of the earned bonus was carried over and will be paid to the named executive officers after the end of the 2009 MIP year.  The value of the award paid for the first semi-annual performance period is set forth below and expressed as a percentage of annual base salary.  The amount carried over and to be paid after the end of the 2009 MIP year is also set forth below.  Total awards earned under the 2009 MIP for the first semi-annual performance period amounted to approximately $22 million, with approximately $3.8 million of such amount being awarded to executive officers.

1

Named Executive Officer	Target	Value of Award Paid for First Semi-Annual Performance Period	Earned Award Carried Over for Payment in 2010

Patrick J. Moore, Chairman and Chief Executive Officer	125%	$553,500 (50% of salary)	$415,125

Steven J. Klinger, President and Chief Operating Officer	125%	$397,500 (50% of salary)	$298,125

John R. Murphy,* Senior Vice President and Chief Financial Officer	0%	$0 (0% of salary)	$0

Charles A. Hinrichs,** Former Senior Vice President and Chief Financial Officer	80%	$89,173 (21.3% of salary)	$0

Steven C. Strickland, Senior Vice President - Container Operations	100%	$142,800 (40% of salary)	$107,100

Craig A. Hunt Senior Vice President, Secretary and General Counsel	100%	$163,400 (40% of salary)	$122,550

*   Mr. Murphy joined the Company on May 18, 2009, and was not eligible to participate in the 2009 MIP for the first semi-annual performance period.

**  Mr. Hinrichs’ employment with the Company ended as of May 18, 2009, and he earned a pro-rata award under the 2009 MIP for the period from January 1, 2009 through May 18, 2009.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 31, 2009

SMURFIT-STONE CONTAINER CORPORATION

		By:	/s/ Craig A. Hunt
		Name:	Craig A. Hunt
		Title:	Senior Vice President, Secretary, and General Counsel